Exhibit 10.78

                      REPLACEMENT AGREEMENT FOR MANAGEMENT
                      OF ASH AND OTHER BYPRODUCTS GENERATED
                          AT NAVAJO GENERATING STATION

                                TABLE OF CONTENTS

1.0       PARTIES
2.0       RECITALS
3.0       DEFINITIONS
4.0       MANAGEMENT OF ASH AND OTHER BYPRODUCTS
5.0       CONSTRUCTION AND OPERATION OF NEW FACILITIES
6.0       USE OF WATER IN PROCESSING
7.0       COMPENSATION SCHEDULE
8.0       INTELLECTUAL PROPERTY RIGHTS
9.0       EFFECTIVE DATE, SUCCESSION OF PRIOR AGREEMENT, TERM, AND TERMINATION
10.0      RISK OF LOSS
11.0      AUDIT
12.0      FIRE PROTECTION
13.0      HAZARDOUS MATERIALS AND WASTE
14.0      SAFETY
15.0      FORCE MAJEURE
16.0      INDEMNIFICATION
17.0      LIENS
18.0      OTHER BUSINESS OPPORTUNITIES, OTHER BYPRODUCTS
19.0      ALLOWANCES, CREDITS AND OTHER BENEFITS
20.0      DISPUTE RESOLUTION, ARBITRATION
21.0      INSURANCE
22.0      NAVAJO NATION ECONOMIC DEVELOPMENT
23.0      INDIAN PREFERENCE AND EQUAL OPPORTUNITY
24.0      ARCHAEOLOGICAL RESOURCE PROTECTION
25.0      NON-WAIVER
26.0      COMPLETE AGREEMENT

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27.0      PAYROLL TAXES
28.0      NOTICES AND REPRESENTATIVES
29.0      CONFIDENTIALITY
30.0      SEVERABILITY
31.0      SUCCESSORS AND ASSIGNS
32.0      SUBCONTRACTS
33.0      GOVERNING LAW AND VENUE
34.0      ATTORNEYS FEES
35.0      HEADINGS

                                    EXHIBITS

Exhibit A Ash Disposal Area Map
Exhibit B Plant Site Map
Exhibit C Equipment Lease
Exhibit D ISG Initial Designated Work Areas
Exhibit E Minimum Wage Scale


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                      REPLACEMENT AGREEMENT FOR MANAGEMENT
                      OF ASH AND OTHER BYPRODUCTS GENERATED
                          AT NAVAJO GENERATING STATION



1.0 PARTIES

         This Agreement is entered into this _____ day of September, 2002 by the Salt River Project Agricultural Improvement and Power District (SRP), a political subdivision of the State of Arizona, as Operating Agent of the Navajo Generating Station ("NGS"), a steam electric generating station and facilities or structures related thereto located on the Navajo Reservation near Page, Arizona; and ISG Resources, Inc. ("ISG"), a Utah corporation having offices at 136 East South Temple, Salt Lake City, Utah, 84111. This Agreement replaces, succeeds, and supercedes the Coal Combustion Products Management Agreement entered into by the Parties on February 9, 2000 and all exhibits and addendums thereto (collectively, the "2000 CCP Contract").

2.0 RECITALS

2.1 Under an Indenture of Lease dated September 29, 1969 and a Grant of Rights-of-Way and Easements dated September 30, 1969 ("NGS Lease and Rights-of-Way"), the Navajo Nation and the United States granted SRP and the other participants in NGS (the "NGS Participants") the right to occupy and use lands on the Navajo Reservation to construct and operate NGS.

2.2 SRP is the operating agent of the NGS and enters into this Agreement on behalf of all of the NGS Participants.

2.3 All rights granted to the NGS Participants under the NGS Lease and Rights-of-Way extend to the NGS Participants' respective officers, agents, licensees, representatives, contractors, successors, and assigns.

2.4 The NGS Lease and Rights-Of-Way govern, among other matters, the disposal of Ash and Other Byproducts resulting from the operation of NGS, and allow construction, installation,


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major modification, or removal of facilities for the management or disposal of
Ash and Other Byproducts with the prior written approval of the Secretary of Interior.

2.5 Rights granted to SRP and the NGS Participants under the NOS Lease and Rights of Way expire upon termination or expiration of the NOS Lease and Rights-of-Way, and the terms of those agreements govern disposition of facilities and improvements at that time.

2.6 SRP represents that it has rights to use water from the Colorado River at NOS pursuant to Water Service Contract No. 14-06-400-5003 between SRP and the United States; Arizona Revised Statutes 45166; Certificate of Water Right No. 4050; and Permits No. A3224 and A3224.001 issued by the Arizona Department of Water Resources.

2.7 SRP represents that it is entitled to use the water at NOS for thermal generation of electric energy and all other purposes related to the operation of NOS, specifically including the disposal of Ash and Other Byproducts.

2.8 SRP and ISO want to take advantage of technological advances in the processing, use and disposal of Ash and Other Byproducts and to provide for environmentally preferable management of Ash and Other Byproducts.

2.9 ISO is in the business of developing and using processes and equipment to process, sell, and dispose of Ash in ways that are environmentally preferable to disposal in landfills.

2.10 ISO has acquired certain technologies that enhance the sales of Ash and ISO is willing to expend capital to maximize the sales.

2.11 The Parties' goal is for ISO to market Ash and products made from Ash, to maximize the sale of Ash for beneficial reuse, to minimize disposal of Ash in the Ash Disposal Area, and to identify new markets for Ash and Other Byproducts.

2.12 As operating agent of NOS, SRP's primary business is to generate and sell electricity, and management and disposal of Ash and Other Byproducts are an integral part of this process.

2.13 The methods of management and disposal of Ash and Other Byproducts must not interfere with the generation and sale of electricity.



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2.14 Efficient management of Ash and Other Byproducts is critical to the continuation of NGS operations.

2.15 If, for any period of time, management of Ash and Other Byproducts generated at NGS were interrupted or suspended, SRP would be unable to continue operation of NGS for that period

2.16 The management of Ash and Other Byproducts generated at NGS requires certain specialized equipment.

2.17 Through this Agreement, ISG will provide the specialized equipment necessary to manage Ash and Other Byproducts generated at NGS and SRP will no longer maintain equipment for this purpose.

2.18 If SRP must resume management of Ash and Other Byproducts, either because of the termination of this Agreement or for any other reason, SRP must have immediate access to the ash management equipment used by ISG at NGS.

3.0 DEFINITIONS

3.1 "Ash" means Bottom Ash, Cenospheres, economizer Ash, Fly Ash (including Marketable Fly Ash), Scrubber Byproduct, and any other materials resulting from the combustion of coal that are identified and included in this definition by agreement of the Parties.

3.2 "Ash Disposal Area" means the area identified in Exhibit 4 to the NGS Lease, which is attached to this Agreement as Exhibit A.

3.3 "Bottom Ash" means the coarse, solid, non-combustible particles resulting from the combustion of pulverized coal in steam electric generating plants, which is collected in furnace bottoms.

3.4 "Cenosphere" means a lightweight, inert, hollow sphere comprised largely of silica and alumina and filled with air and gases, which is a naturally occurring byproduct of the coal combustion process.

3.5 "Crystallizer Salt" means the solid byproduct from the treatment process of the crystallizer,


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3.6 "Fly Ash" means the fine solid particles of non-combustible material resulting from the combustion of coal in steam electric generating units, which are removed from the combustion gas by means of electrostatic collectors. Fly Ash includes Marketable Fly Ash.

3.7 "Hazardous Materials" means any substance or material that is or may in the future be defined as a hazardous or toxic substance or material by any Hazardous Materials Laws.

3.8 "Hazardous Materials Laws" means all laws, ordinances, rules, decrees, orders, or regulations of any federal, state, or local governmental authority relating to hazardous substances, hazardous materials, hazardous waste or toxic substances.

3.9 "Marketable Fly Ash" means Fly Ash that conforms to the most current ASTM C-618, Class F Fly Ash specification, including Tables lA and 2A, except that loss on ignition (LOI) may not exceed 1%, S03 may not exceed 1.5% and color may not be darker than "6" on a Munsell ten year color chart for columns 1 and 2.

3.10 "Limestone" means, for purposes of this Agreement, the limestone purchased by SRP under separate contract from an Apex, Nevada limestone mine operated by Chemical Lime Company of Scottsdale, Arizona.

3.11 "Other Byproducts" means Crystallizer Salt and Primary Water Treatment Solids.

3.12 "Plant Site" means the plant site and switchyard facilities for NGS, the area and location of which are shown and described on Exhibit 2 to the NGS Lease, which is attached to this Agreement as Exhibit B.

3.13 "Primary Water Treatment Solids" means the solid product resulting from the primary treatment of water at NGS.

3.14 "Scrubber Byproduct" means the solid byproduct produced from a flue gas desulfurization process.

4.0 MANAGEMENT OF ASH AND OTHER BYPRODUCTS

         ISG shall manage all Ash and Other Byproducts generated at NGS through the sale of the Ash and Other Byproducts to third parties, processing of the Ash and Other Byproducts into products, or disposal of the Ash and Other Byproducts in the NGS Ash Disposal Area and



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Crystallizer Salt Retention Basins, as provided in the following subparagraphs.
In performing its work under this Agreement, ISG shall operate as an independent contractor, and shall not act as an agent or employee of SRP. As an independent contractor, ISG is solely responsible for determining the manner and means for performing its work, and has complete charge and responsibility for persons engaged in the performance of its work. ISG shall have an exclusive right to use, promote, sell, market, anal manage Ash and Other Byproducts during the term of this Agreement, except that SRP shall have first right to use Ash in its operations, as provided for in Subparagraph 4.9.2.2.

4.1 Receipt of Ash and Other Byproducts. ISG shall manage, be responsible for and bear the cost of handling all Ash and Other Byproducts generated at NGS from the point of receipt by ISG. The point of receipt of Bottom Ash and Ash from the economizer is at the ash gate located at the bottom of the Bottom Ash dewatering bins. The point of receipt of Fly Ash is at the discharge chute of the rotary feeders at the bottom of the Fly Ash bins. The point of receipt of Scrubber Byproduct is at the storage area located below the belt filter system. The point of receipt of Crystallizer Salt is the discharge chute of the crystallizer, and the point of receipt of Primary Water Treatment Solids is at the point of discharge from the water treatment centrifuge.

4.2 Loading and Transportation.

         4.2.1 Loading at NGS. ISG shall load all trucks for delivery of Ash and Other Byproducts to its customers or to its processing facilities. ISG shall weigh all trucks for delivery of Ash and Other Byproducts to its customers or to its processing facilities and complete weight tickets showing the certified weight of each shipment. SRP shall load all trucks for delivery of Ash to the Ash Disposal Area. ISG shall load all trucks for delivery of Other Byproducts to the Ash Disposal Area or the salt retention basins.

         4.2.2 Loading Operation. SRP shall provide a dedicated operator(s) to load Ash for delivery to the Ash Disposal Area as necessary to comply with a load out schedule provided by ISG, and approved by SRP, 24 hours in advance. If, at any time, SRP determines that ISG's system of operations for the loading, transportation, or disposal of Ash or Other Byproducts


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creates a threat to the generation of electricity at NGS, SRP may require ISG to operate on a 24 hours per day basis until SRP determines that the threat is eliminated.

         4.2.3 Maintenance of Loading Equipment. In order to preclude load out delays, SRP shall maintain all load out equipment including the Fly Ash unloading and Bottom Ash systems at NGS, above and including the point of receipt, as well as the belts, filters, and other similar equipment. SRP shall keep an inventory of spare parts adequate to make necessary repairs to the equipment, and shall have manpower resources adequate to allow load out to proceed on schedule. SRP shall allow ISG, under SRP's direction, to assist with expediting efforts to return NGS systems to service whenever those systems fail.

         4.2.4 Transportation. ISG shall haul Limestone from Apex, Nevada, to NGS, and Fly Ash from NGS to ISG's Apex, Nevada, rail transload facility. The terms of the agreement between SRP and ISG for transportation of Limestone and Fly Ash between NGS and ISG's Apex, Nevada, transload facility are as follows:

                  4.2.4.1 ISG shall continue to use Chance Corporation ("Chance") as a subcontractor carrier to haul Limestone and Fly Ash with ISG's trailers, for so long as Chance continues to comply with the terms of its subcontract with ISG.

                  4.2.4.2 ISG shall haul all Limestone ordered by SRP from Apex, Nevada to meet the requirements of the NGS sulfur dioxide scrubbers. ISG shall coordinate deliveries of Limestone so that SRP has sufficient inventory of limestone in the NGS Limestone system hoppers and silos to operate the scrubbers at all times.

                  4.2.4.3 For transportation of Limestone from Apex, Nevada to NGS, SRP shall pay ISG as follows:

                           A. SRP shall pay ISG ton of Limestone transported
                  during the year 2002.

                           B. In January of 2003, and at the beginning of each
                  quarter thereafter, the Operating Representatives shall adjust the base price for increases or decreases in the cost of diesel fuel, which represents : of the base price. The


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                  Diesel Fuel component of the base price shall be adjusted up or down based on the most recent Lundberg Index (Yellow sheets) representative of the region in which ISG purchases fuel. All other components of the base price, including labor and equipment costs, shall remain fixed throughout the term of this Agreement.

                           C. If Limestone must be moved from SRP's reserve pile
                  for use in the scrubbers because of late deliveries caused by ISG or its subcontractors, ISG shall either move the Limestone and restock the reserve pile or reimburse SRP for the actual costs SRP incurred in handling the Limestone from the reserve pile and restocking the reserve pile, based on direct costs from NGS's work management cost accounting system and 80% of the applicable national average equipment rental rate listed in the then-current AED Green Book.

                           D. SRP shall notify ISG if Limestone deliveries get
                  so far behind schedule that in the judgment of SRP it becomes necessary to hire additional trucks to maintain scrubber operation and reserve pile inventory. ISG shall either cure the delivery delays within 24 hours or reimburse SRP for the cost of those trucks.

                           E. All payments and reimbursements accruing during a
                  month under this Subparagraph must be included in the invoice prepared under Subparagraph 7.11 for that month, and paid or credited within 60 days after the end of the month.

                  4.2.4.4 ISG shall backhaul Ash to ISG's Apex Nevada transload facility at ISG's sole expense.


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4.3 Marketing and Sale of Ash and Other Byproducts.

         4.3.1 ISG Marketing Responsibilities.

                  4.3.1.1 Marketing of Ash. ISG shall provide all labor, equipment, logistics, transportation and business coordination to market and sell Ash, and products made from Ash, as set forth in this Agreement.

                  4.3.1.2 Markets for Other Byproducts; Future Agreements. ISG shall manage Other Byproducts through disposal as set forth in this Agreement, but shall notify SRP if it becomes aware of new markets for Other Byproducts, or products made from these substances. If new markets are identified by ISG, the Parties may negotiate an agreement providing for the marketing and sale of Other Byproducts generated at NGS.

                  4.3.2 Schedule of Annual Purchases. For each year that this Agreement is in effect, ISG shall provide SRP with an annual schedule of anticipated purchases of Ash and Other Byproducts. The schedule will include 12 individual months. ISG shall revise the schedule whenever a material change can be reasonably anticipated by ISG, and shall provide a revised copy to SRP. The operating Representatives shall agree on due dates for the schedule.

4.4 Disposal.

         4.4.1 Disposal Responsibility. ISG shall furnish all supervision, labor, services, and equipment, and perform all operations required to haul, handle, and permanently store Ash and Other Byproducts, as follows:

                  4.4.1.1 Transportation. ISG shall transport Ash and Other Byproducts, other than Crystallizer Salt, to the NGS Ash Disposal Area.

                  4.4.1.2 Deposit. ISG shall dispose of all Ash and Other Byproducts, other than Crystallizer Salt, that are not used by SRP or sold to ISG by placing them within the NGS Ash Disposal Area, as has been the historical practice of SRP and its contractors during the term of the NGS Lease. If the deposition material is comprised of Bottom Ash and Fly Ash, the Fly Ash should be laid down to a thickness of 2 feet with a 6-inch cap of Bottom Ash on top. If the deposition material is comprised of Bottom Ash and Scrubber


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         Byproduct, the Bottom Ash should be laid down to a thickness of 2 feet with a one-foot cap of Scrubber Byproduct on top. The surface layer of each embankment face and surface contour must be comprised of a 6 inch layer of Bottom Ash over a 2 foot layer of Fly Ash or, if there is insufficient Fly Ash available to complete a 2 foot layer, a 2 foot layer of Scrubber Byproduct over a 2 foot layer of Bottom Ash.

                  4.4.1.3 Site Preparation. ISG shall prepare the site before placement of material. Before placing material in outcropping Navajo sandstone, ISG shall excavate and remove all existing vegetation and debris in the area, inspect all exposed areas, and fill all wide cracks and fractures in the exposed bedrock with properly compacted Fly Ash fill. Before placing material in native dune sand ISG shall excavate and remove all existing vegetation and debris in the area. The dune sand foundation should then be compacted prior to placing Fly Ash by pre-wetting the surface by sprinkling with water. Intensive sprinkling will be required to thoroughly wet the dune sands in order that the densification of deeper sand layers by vibratory methods will be effective. ISG shall then compact the dune sand with the vibratory roller "RayGo-Rascal" - Model 600A operating at a speed of approximately 2.0 to 2.5 feet per second, using a minimum of 5 passes. Any other vibratory roller that will produce equivalent dynamic compactive effort can be used to compact the dune sand.

                  4.4.1.4 Comp action. ISG shall compact the material deposited in the Ash Disposal Area, as it is deposited. Prior to the placement of material in an Ash lift, the areas should be rolled with a Caterpillar D-4 dozer or equivalent tracked machine to create a rough surface. The rolled surface should be sprinkled with water. Two passes of water spraying immediately preceding the placing of an ash lift is considered adequate. The Ash should be spread using appropriate equipment in a manner to achieve the thicknesses specified in Subparagraph 4.4.1.2. Any tracked or pneumatic equipment may be used to spread the Ash; however, light tracked equipment has been found to be very satisfactory for this operation. The dumping operation should be continued in such a


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         manner to provide a storage area for the surface water run-off within the compacted Ash embankment. Immediately following the spreading of Ash, the Ash should be compacted with three passes of pneumatic equipment. The "Clark Michigan dozer Model 380" large frontend loader is recommended for compaction. Any other roller can be used to compact the Ash. Equipment speed during compaction may not be greater than 5 miles per hour. For each lift the rolling process should be accomplished in a manner so as to overlap the adjacent compacted tread areas of the rolled surface and thus cover the entire width of a particular run. All additional lifts should be placed and compacted in accordance with the aforementioned operations. The embankment must be constructed as a series of small terraced fills. Maximum height of each embankment must not exceed 15 feet. The face slope of the embankment should be 2.5 horizontal to 1 vertical (2-1/2:1). The back slope of the embankment should be (-)1.5%. The toe of each successive embankment must be set back 60 feet from the peak of the previous embankment. The fills are to be sloped in the manner shown on drawing A-665-C217 so as to provide storage for the surface water runoff. The runoff is to be contained within the ash disposal embankment itself, and the fill slopes must be satisfactorily maintained at all times. ISG shall keep current with placement, and ISG shall conduct its compaction operations in accordance with engineering drawings A-665-C216/1 Ash Disposal Area Development and Monitoring Plan, and A-665-C217 Ash Disposal Area Sections and Details.

                  4.4.1.5 Cover. ISG shall cover the deposited material in the engineered fill of the Ash Disposal Area using slope cover from the canyons located inside the Ash Disposal Area. As soon as practical after completion of each of the terraced fills, but in no event later than eight months after completion, the completed embankment face and 60 foot set back area must be covered with at least a two foot thick layer of native soils (dune sand) from the canyons located inside the Ash Disposal Area. After the canyon sand has been depleted, the stored sand in front of the starter dike can be used. If the


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         assigned sand is depleted, SRP shall either provide slope cover to the
         Ash Disposal Area or compensate ISG for loading and transporting slope cover to the Ash Disposal Area.

                  4.4.1.6 Storm Water. ISG shall ensure proper handling of storm runoff in the Ash Disposal Area by constructing slopes in compliance with the engineering drawings shown on Exhibit A. The Ash must be deposited in such a manner that storm water runoff will be contained within the Ash embankment. The 60-foot wide benches with the 1-1/2 percent slope will contain the 100-year storm runoff falling directly on the bench and its uphill slope. The final area must be sloped so that all upstream runoff will be contained.

                  4.4.1.7 Dust Control. ISG shall control and mitigate wind-blown dust on the haul road and in the Ash Disposal Area through the application of water and adherence to sound dust mitigation practices. All haul roads and exposed ash fill must be sprinkled with water so that dust will not blow from the areas. Alternately, environmentally approved dust palliatives may be used.

                  4.4.1.8 Erosion Control. ISG shall control erosion of the slopes of the Ash Disposal Area by constructing slopes in compliance with the engineering drawings shown on Exhibit A and promptly filling any gullies and channels.

                  4.4.1.9 Design, Engineering, Closure. ISG is not responsible for design or engineering of any portion of the Ash Disposal Area, or for closure of the Ash Disposal Area under state or federal law.

                  4.4.1.10 Maintenance of Haul Road and Retention Basins. ISG shall maintain the Ash haul road by periodically grading to the predetermined profile established-in the following engineering drawings:

                      * A-665-C200 Ash Haul Road On-Site Plan A-665-C201

                      * Ash Haul Road On-Site ProfileA-665-C204

                      * Ash Haul Road Sections and Details Sheet 1A-665-C101

                      * Location and Vicinity Plan A-665-C202


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                      * Ash Haul Road Off-Site Plan & Profile

         ISG shall maintain associated drainage retention basins, which have been created to prevent any materials from being transported to natural drainage courses by any storm or maintenance water runoff. The location of these retention basins are shown on drawing A-665-C 1002/3 Ash Haul Road Development and Surface Drainage Map Storm Water Pollution Prevention Plan. SRP shall identify and provide ISG, at no cost to ISG, aggregate necessary for ISG's maintenance activities.

                  4.4.1.11 Crystallizer Salt. ISG shall transport Crystallizer Salt to lined salt retention basins maintained by ISG at the Plant Site and dispose of the Crystallizer Salt in the lined salt retention basins.

         4.4.2 Termination of Disposal Responsibility. SRP, at its sole discretion, may terminate ISG's responsibility to dispose of unsold or unprocessed Ash and Other Byproducts generated at NGS. To the extent that ISG has purchased any disposal-related equipment from SRP, SRP shall re-purchase the equipment from ISG. SRP is entitled to buy any of ISG's other disposal-related equipment. SRP is entitled to take possession of all purchased equipment immediately upon notice of termination of disposal responsibilities to ISG. SRP shall pay ISG the appraisal or market value of any equipment taken into SRP's possession, provided that the amount paid may never exceed the original cost to ISG plus the cost of any capital additions.

4.5 Facilities and Equipment.

         4.5.1 Responsibility for ISG Facilities and Equipment: Loss, Damage Caused by Operation. ISG assumes full responsibility for the care, custody, and control of its facilities and equipment. This responsibility for all loss occasioned by any persons, including SRP's personnel, includes, but is not limited to, responsibility for loss of, damage to, or theft of material, equipment, work in progress, or completed work. All damage caused by the operation of ISG's equipment or facilities to the work and property of ethers, whether public or private, must be repaired at ISG's expense to the reasonable satisfaction and approval of SRP.


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         4.5.2 Necessary Facilities and Equipment. SRP grants to ISG, its agents, employees, and subcontractors, access to and use of existing NGS facilities used in management of Ash and Other Byproducts, including scales, silos, loading facilities, and offices; and grants them ingress and egress to NGS via designated haul roads that will bear the weight of all vehicles reasonably required to perform ISG's services. SRP shall provide parking for ISG's employees in designated parking lots. ISG shall procure or provide, and maintain, the following facilities and equipment, at its cost:

                  * Two scales at the SRP loading site capable of weighing all trucks used by ISG to transport Ash and Other Byproducts from NGS.

                  * All equipment and tools necessary to load and transport Ash and Other Byproducts to ISG's Ash processing facilities, to end consumers, and to the Ash Disposal Area.

                  * All equipment or tools necessary to dispose of Ash and Other Byproducts in the Ash Disposal Area, or, with respect to Crystallizer Salt, in lined salt retention basins dedicated for that purpose.

                  * All equipment and tools necessary to maintain those NGS facilities identified in Subparagraph 4.6.3.

                  * A rail load-out terminal in Nevada or Arizona capable of loading out 10 to 15 rail cars per day.

         4.5.3 Equipment Lease. ISG shall lease from SRP four Caterpillar model 773B haul trucks under the equipment lease attached to this Agreement as Exhibit C, which lease expires on October 14, 2005. Upon the expiration of this lease, ISG shall continue to lease four Ash haul trucks from SRP under terms and conditions to be negotiated by the parties prior to expiration of the current lease. After October 14, 2005, the Ash haul trucks shall be replaced as reasonably necessary for the efficient management of Ash and Other Byproducts generated at NGS. Replacement of any trucks shall be at a cost and specification acceptable to both SRP and ISG, with the lease amount calculated based upon SRP's weighted average cost of capital.


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         4.5.4 Maintenance of Scales. ISG shall arrange for calibration of the existing SRP scale and all other scales ISG installs at least twice annually, and keep the scales sealed and in good operating condition. The Parties shall share the cost of calibration equally. The scales must be calibrated to Arizona State "legal for trade" tolerance. Either Party, at its expense, may calibrate the weight scales more frequently than twice annually. In the event that any scale used to weigh Ash falls outside of the abovereferenced tolerance, the Parties agree to meet and reconcile the discrepancy for the applicable period, and to adjust the financial impact of the discrepancy. The meeting and reconciliation of the discrepancy must be conducted under the dispute resolution provisions provided for in this Agreement. ISG shall pay for any scale re-certification resulting from a broken seal or maintenance.

         4.5.5 Maintenance Facilities for ISG Equipment. SRP shall provide ISG with use of a steel building adjacent to the NGS contractor parking lot, and use of a bay in the NGS heavy equipment building for maintenance of ISG's vehicles and equipment used in management of Ash and Other Byproducts.

         4.5.6 Storage Buildings or Areas for ISG Materials. SRP shall identify an area at the NGS Plant Site for the storage of ISG materials. ISG shall confine its equipment, the storage of materials, and the operations of its workers in compliance with law, ordinance, permits, this Agreement or other directions of SRP. ISG shall not store equipment or materials at the Plant Site other than as specified by SRP, and shall exclude all ISG workers from all parts of the Plant Site not used for ISG's operations.

         4.5.7 SRP Purchase of Equipment Upon Termination. In the event of a termination of this Agreement for any reason, SRP may buy any of ISG's disposal equipment used at NGS, whether. purchased from SRP or supplied by ISG, and take delivery of it immediately. SRP shall pay ISG the appraisal or market value of any equipment taken into SRP's possession; provided that the amount paid, may never exceed the original cost to ISG plus the cost of any capital additions.

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         4.5.8 ISG's Use of SRP Equipment and Labor. From time to time during the term of this Agreement, SRP may allow ISG to use SRP equipment and staff, on a temporary basis, in ISG's management of Ash and Other Byproducts. ISG shall compensate SRP for labor costs associated with the use of SR-P's staff, as collected in SRP's work management cost accounting system. ISG shall compensate SRP for the use of SRP equipment by paying 80% of the applicable national average rental rate listed in the then-current AED Green Book.

4.6 Maintenance of Facilities.

         4.6.1 Responsibility. ISG and its subcontractors shall, from day to day, clean up its designated work areas and remove all waste materials and rubbish. leaving the work areas and adjacent areas used by ISG clear of all obstructions. ISG shall also maintain the NGS facilities identified in Subparagraph 4.6.3.

         4.6.2 ISG Work Areas. ISG's current designated work areas are the fenced small warehouse and storage yard east of the contractor parking lot; the NGS doublewide trailer; the SRP scale house east of the NGS chemical warehouse; one bay, as needed, in the heavy equipment building: ISG's office at the Fly Ash silo: and the scale installed by ISG. These six designated work areas are shown on the map attached to this Agreement as Exhibit D. ISG may request, and SRP may designate, additional ISG work areas in the future.

         4.6.3 Facilities To Be Maintained. Except as otherwise provided elsewhere in this Agreement, ISG shall maintain the following NGS facilities:

                  *        Ash haul road

                  *        Ash loading area (cleaning only)

                  *        Lined Crystallizer Salt retention basins

                  *        Two reactivator byproduct retention ponds

                  *        Ash area drainage ditch

                  *        Loading facilities downstream of points of receipt

                  *        Offices occupied by ISG.

4.7 Quality Control.

         4.7.1 Quality of Performance by ISG. The quality of ISG's work, cleanliness, reliability, maintenance of all equipment and materials retained for spare parts must be maintained at a level that is equivalent to or greater than that maintained by SRP as of the effective date of this Agreement and consistent with those standards of care, skill, diligence, and customarily accepted practices and procedures normally provided by a professional in the performance of the same or similar work. To facilitate compliance with this subparagraph, ISG and SRP shall inspect monthly all equipment and facilities used by ISG in performance of its obligations under this Agreement and note any deficiencies, positive performance examples, and any agreed upon corrective measures. The Parties shall use a mutually agreeable form. Payment by SRP to ISG of any money due under this Agreement is not deemed to be acceptance of any work by SRP and does not release ISG from its responsibility to fully perform its obligations under this Agreement.

         4.7.2 Quality Assurance. ISG shall be responsible for all quality assurance and quality control programs required for ISG's customers, including quality assurance and quality control programs in connection with management of Ash and other Byproducts, sale of Ash to its customers, its processing of Ash, and any quality assurance facilities or equipment needed in connection with the sale of value added products or Fly Ash.

         4.7.3 Cooperative Ash Quality Improvement. During any time period when ISG requests a price reduction under Subparagraphs 7.2.2 or 7.8.1 or 7.8.3, ISG shall conduct daily testing of Fly Ash determined by the Operating Representatives to be necessary to identify whether it is possible to alter NGS operations in order to maximize Fly Ash quality. This testing shall be conducted at ISG's expense. SRP shall consider any alterations identified by ISG that would maximize Fly Ash quality without adversely impacting SRP's operation of NGS or causing SRP expense.

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4.8 Schedule for ISG Services; NGS Schedule for Operations.

         4.8.1 ISG shall provide all Ash management services during normal business hours, or on a mutually agreed upon schedule, subject to the provisions of paragraph 4.2.2.

         4.8.2 SRP shall provide ISG with an advance annual schedule of anticipated generating unit outages, and provide updated schedules when updates are available.

4.9 Schedule of Anticipated Production of Ash; Changes in Operations Affecting Generation.

         4.9.1 Schedule of Anticipated Production of Ash. SRP shall provide ISG with an annual schedule of anticipated generation of electricity and resultant Ash to be purchased by ISG. The schedule shall include twelve individual months, and SRP shall revise the schedule when it reasonably anticipates material changes to the schedule. The Operating Representatives shall determine the cycle and the dates for the schedule. SRP shall provide information to ISG regarding anticipated monthly Ash production volume using the formula FA = C x A x .8, where FA is Fly Ash produced, C is coal burned, in tons, for the month, and A is the percent of Ash in the coal burned for the month based on sample analysis used for coal price calculation. 4.9.2 Changes in NGS Operations.

                  4.9.2.1 Changes in NGS Fuel Source or Operations. SRP may modify operations at NGS at any time, which may change the type and quantity of Ash generated there. SRP shall notify ISG as soon as possible of any intent to evaluate changes in its fuel sources, operations, or facilities at NGS that may have an impact on the quantity or quality of the Ash generated at NGS. At ISG's expense, ISG shall consult with SRP regarding the impact that any fuel or operational change may have on the quality of Ash generated at NGS. SRP agrees to involve ISG's Executive Representative in discussions involving the possibility of any fuel or operational change. SRP shall provide notice at least 90 days prior to the testing of or implementation of such a change, or as soon as possible if 90 days notice is not feasible.

                  4.9.2.2 Use of Ash by SRP. During the tern of this Agreement, SRP reserves the right to utilize Ash for its own construction and maintenance. If SRP elects to use Ash as provided in this subparagraph, SRP will provide ISG with at least 15 days advance written notice of its intent to do so. If possible, SRP shall also communicate with ISG as to the timing of its use of Ash pursuant to this Subparagraph so as to minimize the impact of SRP's use of Ash on ISG's sales commitments.

                  4.9.2.3 No Minimum Quantity. Nothing in this Agreement shall be construed as requiring SRP to generate a minimum quantity of Ash at NGS.

         4.10 Title to Ash. Title to and risk of loss for Ash purchased by ISG, whether processed or unprocessed, used by ISG in any block manufacturing facility, any bagging facility, or any other manufacturing facility or business venture, or sold by ISG to its customers, passes to ISG upon loading of the Ash into or onto equipment utilized for the purpose of transporting the Ash off of the NGS Plant Site. Title to and risk of loss for Ash and Other Byproducts not purchased by ISG or removed from NGS remains with SRP.

         4.11 No Warranty. ISG shall conduct its own independent tests of the Ash to assure itself that the Ash is satisfactory for a particular purpose. Any Ash to which ISG takes title under Subparagraph 4.10 is accepted "as is" and "with all faults." SRP makes no warranties, either express or implied, by operation of law or otherwise, related to the fitness of Ash for any purpose. SRP disclaims all implied warranties of merchantability or fitness for a particular purpose.

         4.12 Order of Performance of Work. SRP and other contractors and subcontractors will be working at NGS during the performance of this Agreement. SRP may direct ISG to schedule or reschedule the order of performance of ISG's work in order to reasonably avoid interference with the performance of work by SRP or other contractors or subcontractors, and ISG is not entitled to additional compensation or damages as a result thereof,

5.0 CONSTRUCTION AND OPERATION OF NEW FACILITIES

         ISG shall submit plans to SRP and gain SRP's approval for construction of new processing facilities for Ash or Other Byproducts at the Plant Site. If SRP is unable to secure the Secretary of Interior's approval for new facilities at the Plant Site, ISG shall use reasonable efforts to identify alternative sites acceptable to both parties and submit plans for construction of new processing facilities for Ash or Other Byproducts at those sites.

5.1 Approval of United States. SRP shall seek the approval of the Secretary of Interior, or an authorized delegates, for any new Ash management facilities the parties agree to construct at the Plant Site and for the modification of NGS Ash disposal operations to include the operation of any new facilities, as required by the NGS Lease and Rights-of-Way. Construction of new Ash management facilities at the Plant Site is contingent upon any approvals required under the NGS Lease and Rights-of-Way.

5.2 Permits and Licenses. SRP shall apply for, and make every reasonable effort to secure, any necessary permits or licenses for any new Ash management facilities to be located at the NGS Plant Site.

5.3 Cost of Construction. ISG shall be responsible for the construction of any new Ash management facilities used to perform its obligations under this Agreement, and SRP is not responsible for any of the costs of construction of any such facilities.

5.4 Reimbursement of Capital Contributions Upon Termination. If this Agreement is terminated, SRP will pay ISG the net book value of its investment in any new Ash management facilities constructed on the NGS Plant Site using 10-year straight-line depreciation with no residual value.

5.5 Title. SRP holds title to any Ash management facilities constructed at the Plant Site, after SRP's acceptance of the completed construction.

5.6 Operation of New Facilities. SRP shall provide electricity, potable water, process water, and sewer service to any new Ash Management facilities used by ISO at the NGS Plant Site in its performance of this Agreement. The cost of utility service such as water, electricity, and sewer for new facilities at NGS will be borne by SRP. ISG shall pay for extending the infrastructure to supply those utilities.

6.0 USE OF WATER IN PROCESSING

         SRP's entitlement to water from the Colorado River, described in Subparagraphs 2.6 and 2.7 hereof, must first be utilized by and available to SRP for the generation of electricity at NGS. Any remaining entitlement may be available for purposes of processing and disposal of Ash and Other Byproducts and for other purposes permitted by applicable law. If at any time it becomes necessary for SRP to use all water available to NGS for the generation of electricity, SRP may, without penalty, curtail water use by ISG for processing of Ash and Other Byproducts. In that event, ISG may curtail performance of any obligations for which water is necessary, and the Parties shall negotiate in good faith to adjust ISG's obligations under this Agreement for the duration of the curtailment.

7.0 COMPENSATION SCHEDULE
















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(purchase of equipment on termination of Agreement) and 5.4 (reimbursement for
ISG capital contributions).

8.0 INTELLECTUAL PROPERTY RIGHTS

         8.1 To the extent that any item or process supplied or produced by ISG as part of this Agreement is produced or performed to designs not originated by SRP, ISG represents that the production, sale and use of the item or process will not infringe any patent or copyright or constitute the unlawful use of trade secrets. ISG shall indemnify, defend and hold harmless SRP, members of its governing bodies, its officers, agents, and employees against all claims, damages, costs, attorneys' fees, fines, profits and liabilities, including any compromise or settlement, for actual or alleged infringement of any United States or foreign patent or copyright, or for claims arising from unlawful use of trade secrets, related to the production, sale or use of the item or process.

         8.2 If the production, sale or use of all or any part of the item or process referred to in Subparagraph 8.1 hereof is held to constitute an infringement of any patent or copyright or the unlawful use of trade secrets, and the use of all or any part of the item or process is enjoined, ISG shall, at its own expense: (a) procure for SRP a license for continued use of the item or process; (b) replace the item or process with a substantially equal-but-non-infringing item or process; (c) modify the item or process so that it becomes non-infringing; or (d) remove the item or process and pay all costs incurred by SRP in connection with the removal and replacement of the item or process and refund any amount paid by SRP for any such item or process, if applicable.

9.0 EFFECTIVE DATE. SUCCESSION OF PRIOR AGREEMENT. TERM OF AGREEMENT. AND TERMINATION

9.1 Effective Date and Initial Term: Succession of Prior Agreement. This Agreement shall be covering the subject matter of this Agreement, with the exception of Section VIII of that 2000 CCP

Contract, which sets forth payment obligations arising before execution of this Agreement that remain fully enforceable after the execution of this Agreement. The payment obligations between the Parties established by Paragraph 7.0 of this Agreement are effective and fully enforceable as of April 1, 2002.

9.2 Termination Based on New Regulation. Either Party may notify the other Party in writing within 60 days of the enactment of new federal, state, local, or tribal governmental programs, rules, regulations or legislation that prevent the Party from fulfilling its obligations under this Agreement in the manner contemplated, materially increase the Party's cost of fulfilling its obligations in the manner contemplated, or significantly and negatively impact the quality or quantity of Ash generated at NGS. If the Parties cannot agree on an amendment to this Agreement that would address the problem, ISG or SRP may terminate this Agreement, in whole, or only with respect to the affected Ash, by giving the other Party 90 days advance written notice.

9.3 Termination for Breach; Failure to Cure Breach. This Agreement may be terminated by a nonbreaching Party if the other Party breaches any of the terms, becomes insolvent, makes an assignment for benefit of creditors, is the subject of a voluntary or involuntary bankruptcy, or commits an act of bankruptcy. A non-breaching party is not entitled to terminate this Agreement if, no later than 90 days after receiving written notice of the specific deficiency from the non-breaching party, the breaching party either: (a) cures the deficiency or;
(b) implements steps to cure the deficiency within a time acceptable to the non-breaching party.

9.4 Renewal. This Agreement will automatically renew for a five-year period each time the Parties agree on a revised compensation schedule prior to the expiration of the previous term.

10.0 RISK OF LOSS

         ISG bears the risk of loss and damage with respect to the value of any work accomplished, any equipment procured, and any facility constructed under this Agreement by ISG until the acceptance of the work by SRP.

11.0 AUDIT

11.1 SRP Audit. SRP has the right, at its own expense, to designate its own employee representative or contracted representative of a certified public accounting firm to have the right to audit and examine any cost, payment, settlement, or supporting documentation resulting from any items set forth in this Agreement without ISG's written consent. SRP shall conduct any audits at reasonable times and in conformance with generally accepted auditing standards. ISG shall fully cooperate with any audits. This right to audit extends for a period of three years following the date of each payment under this Agreement. ISG shall retain all necessary records documentation during this three-year audit period.

11.2 Audit Exceptions. SRP shall notify ISG in writing of any exception taken as a result of an audit, and ISG shall respond in writing to the notice of exceptions within 60 days. Upon resolution of any exception, ISG or SRP shall directly refund the amount of any exception to the other Party within 30 days, with interest calculated from the date of the original statement to the date of payment. The interest rate to be used shall be the most recently available interest rate on commercial paper published in the Federal Reserve Statistical Release H-15 or the maximum legal rate, whichever is less, compounded monthly from the date of the audit exception until payment is received. If the Parties are unable to resolve any exception resulting from an audit after engaging in the informal dispute resolution process provided for in Subparagraph 20.1, SRP may submit the matter to arbitration as provided in Paragraph 20.0 hereof, and utilize any and all other legal remedies available to it under applicable law.

11.3 Setoff. Each Party has the right to setoff any amounts that are owed to the other party against any of its money in the other Party's possession. The right of setoff may be exercised without demand or advance notice to the other Party. The right is not waived by any conduct of the other Party, or by any failure to exercise the right.

12.0 FIRE PROTECTION

         ISG shall collect and remove combustible debris and waste materials from the work area each day. ISG shall store fuels, solvents and other volatile or flammable materials at designated ISG work areas away from power plant and storage areas in well-marked, safe containers. ISG shall properly store and label any chemicals used in the ISG scale house or Ash lab, keeping only the minimum useful amounts of chemical at those locations. Good housekeeping is essential to fire protection, and ISG shall practice good housekeeping at all times.

13.0 HAZARDOUS MATERIALS AND WASTE

13.1 SRP Requirements. ISG shall comply with SRP's hazardous material and hazardous waste requirements related to procurement, transportation, use, cleanup, and disposal and maintain compliance with all applicable local, state, tribal and federal regulations.

13.2 Environmental Laws and Regulations. ISG shall strictly comply with all applicable environmental laws and regulations relating to its activities under this Agreement. ISG is responsible for any costs incurred in complying with environmental and related laws and regulations. ISG shall strictly adhere to environmental measures required by any governmental authority having regulatory jurisdiction over the activities of ISG.

13.3 SRP Approval. ISG shall not allow any Hazardous Material to be used, generated, released, stored, transported onto, or disposed of at NGS without the prior written approval of SRP.

13.4 Release or Discharge. ISG shall notify SRP in writing as soon as possible after any release or discharge by ISG of any Hazardous Materials in quantities reportable to a public agency, or receipt of any notice of violation by ISG of any Hazardous Materials Laws, any order requiring remedial work, or any claims made by any third party against ISG relating to ISG's use of Hazardous Materials at NGS.

13.5 Remediation. ISG shall perform at its sole expense any monitoring, investigation, clean up, removal and other remedial work required as a result of any release or discharge of Hazardous Materials by ISG at NGS, or any violation of Hazardous Materials Laws by ISG.

13.6 Survival. The provisions of GS Paragraph 13, and tile indemnification provisions of Paragraph 16, survive ay expiration or termination of this Agreement.

13.7 Contamination. If ISG discovers subsurface soil contamination, underground storage tanks (USTs), drams, or other containers, ISG shall immediately notify SRP and cooperate in performing any mitigation measures SRP may direct, consistent with SRP's policy and State and Federal statutes. SRP shall treat ISG's performance of any mitigation measures that result in costs to ISO, excluding costs due to delays that are caused by ISG, as changes to the scope of ISO work under this Agreement. ISG shall make all reasonable efforts to maintain the integrity of any containers or tanks that are encountered, to otherwise take any actions necessary to limit the spread of or the severity of the contamination, and to refrain from any acts that would contribute to the spread or severity of the contamination. SRP shall show ISG any soil contamination, USTs, drums or other containers in ISG's work area, of which SRP is aware. If applicable, SRP's representative will advise ISG of the status of any schedule for excavation or removal so that ISG can make any appropriate claim for damages.

14.0 SAFETY

14.1 Safety Program. ISG shall establish an accident prevention and loss control program that gives high priority to job safety and fosters a safety conscious attitude throughout performance of work. ISO has sole responsibility for all accident prevention and loss control on or adjacent to the job site, with any subcontractors and suppliers being directly responsible to ISG for these functions. All work is to be done wholly at the risk of ISG; and during its progress, ISG shall take all precautions for its proper and safe performance. ISG shall exercise reasonable care and caution to prevent accidents, injuries or damage to its employees and to all other persons or property on, about or adjacent to the job site. SRP assumes no responsibility for ISG's safety program; however, ISG shall allow SRP and its safety personnel to enter the job site and shall cooperate with them to implement any necessary safety program improvements. SRP has the right to suspend ISO's activities, if, in SRP's opinion, unsafe conditions exist.

14.2 Removal of Personnel. In the event of a violation of safety rules, SRP may require ISG to rectify the problem by removing any of ISG's personnel,

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14.3 Defective Tools or Equipment. In the event that use of defective tools or equipment creates a hazardous situation, SRP may require ISG to rectify the situation by removing the tools or equipment from the Plant Site.

14.4 Responsibility. By taking the actions permitted by Subparagraphs 14.2 and
14.3 hereof, SRP does not assume any responsibility for project safety or the manner in which ISG manages Ash and Other Byproducts as required by this Agreement.

15.0 FORCE MAJEURE

         Neither ISG nor SRP shall be liable for failure to perform due to causes beyond their reasonable control such as acts of God; acts of civil or military authorities having jurisdiction; fires; strikes; floods; epidemics; quarantine restrictions; war; riot; unavoidable delays in transportation; rail car shortages; action or inaction by any governmental agency or authority, including refusal of a governmental agency to issue any necessary permit or approval; and inability due to causes beyond its reasonable control to obtain necessary labor, materials, or manufacturing facilities. In the event of delay by either Party attributable to any of the foregoing causes, the date of completion or performance, or the payment of money, whichever is applicable, shall be extended for a period equal to the time lost by reason of the delay. The extension shall be each Party's sole remedy and neither Party shall have any responsibility or liability for cost or expense to the other arising out of the delay.

16.0 INDEMNIFICATION

         ISG shall indemnify, defend and hold harmless SRP, members of SRP's governing bodies, and SRP's officers, agents and employees for, from and against any and all claims, demands, suits, costs of defense, attorney's fees, witness fees of any type, losses, damages, expenses and liabilities for injury to or death of any person or persons, including but not limited to employees and subcontractors of SRP or ISG, or damage to property for contractual claims, and for civil or criminal fines or penalties against SRP, to which SRP or members of its governing bodies, its officers, agents or employees may be put or subjected to the extent resulting from any failure by ISG to fulfill its obligations under this Agreement, or to the extent

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resulting from any act, omission, negligence or default on the part of ISG, its subcontractors, suppliers, directors, officers, partners, agents, servants or employees.

17.0 LIENS

         If any of ISG's subcontractors or suppliers files, or threatens to file, a lien against NGS or any facility or equipment at NGS, ISG shall promptly, and at its own expense, take all action necessary to prevent the filing of the lien, or cause the lien to be released, discharged or bonded over.

18.0 OTHER BUSINESS OPPORTUNITIES; OTHER BYPRODUCTS

         18.1 Future Business Opportunities. The Parties acknowledge that unique or specific business opportunities may arise that are not specifically addressed in this Agreement or contemplated by the Parties, and that these opportunities may avoid the need for on-site disposal of Ash The Parties shall review any new opportunities that come to their attention and consider written amendment of this Agreement to provide for the new opportunities, as allowed by the Lease, the Rights-of-Way, and by applicable law.

         18.2 Other Byproducts and Wastes. Byproducts and wastes not covered by this Agreement are generated at NGS. If ISG learns of a new method of managing these byproducts, it may notify SRP, and SRP shall review the method. If SRP determines that any new method identified by ISG would reduce the cost of management, generate revenue, or provide environmental benefits, SRP shall allow ISG the first right to provide an acceptable proposal for the new method at marrket based rates.

19.0 ALLOWANCES, CREDITS AND OTHER BENEFITS.

         Any current or future allowances, credits, setoffs, or other similar benefits that are available to the Parties as a result of recycling, reuse, or sale of Ash or other Byproducts, or of otherwise not returning Ash or other Byproducts to the environment via air or landfill, will be shared between SRP and ISG as provided for in this Paragraph 19.0:

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19.1 Benefits Retained By SRP. SRP shall retain any benefit related to environmental regulations, limits, or requirements that results in a direct or indirect benefit related to operating capacity for NGS, or that can be transferred to other generation facilities owned by the participants of NGS.

19.2. Shared Benefits. The parties shall share equally any credit, allowance, setoff, or other similar benefit that is not covered by Subparagraphs 19.1 or
19.3 of this Paragraph and that may be sold, traded, or used in any other way to generate revenue.

19.3 Expenditure and Revenue Sharing. Neither Party is required to invest capital or spend funds to secure or utilize a credit, allowance, setoff, or other similar benefit. If the Parties voluntarily spend funds to secure or utilize a benefit, the Parties share the revenue from the benefit on a pro rata basis. If the Parties cannot agree on the appropriate pro rata distribution, SRP may hold the revenue, without payment of interest, until the parties reach agreement, or until an arbitrator's decision is rendered under Paragraph 20. If the parties cannot agree on an expenditure of funds, either Party may voluntarily spend the necessary funds and retain any resulting revenue.

20.0 DISPUTE RESOLUTION; ARBITRATION

20.1 Good Faith Attempt to Resolve Disputes. The Parties shall meet and diligently attempt to resolve any dispute under this Agreement. If the Parties are unable to agree after the Executive Representatives identified in Subparagraph 28.2 have communicated at least three times regarding the dispute, either party may submit the matter to final and binding arbitration under the rules of the American Arbitration Association ("AAA") by giving the other Party written notice that it requests arbitration.

20.2 Selection of Arbitrator. The arbitration must be held before one arbitrator selected by AAA in accordance with the AAA rules. A decision rendered by the arbitrator under the procedures established by the AAA is binding on the Parties.

20.3 Location. Any arbitration must take place in Phoenix, Arizona, unless the Parties agree in writing to another location.

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20.4 Deadline. Notice of the request for arbitration must be given within that time period after accrual of the claim on which the notice is based during which the applicable law would have allowed a court action to be brought on the claim. If a Party does not provide timely notice, the Party is deemed to have waived its claim, and is barred from arbitration.

20.5 Costs and Fees. The arbitrator may allocate costs and fees as between the Parties.

20.6 Award Final. The award rendered by the arbitrator shall be final, and judgment may be entered in accordance with applicable law in any court having jurisdiction.

20.7 Other Remedies. A Party's use of, or failure to use, the arbitration procedures set forth in this Paragraph 20.0 shall not be construed under the doctrines of laches, waiver or estoppel to adversely affect the rights of any Party. The Parties may seek interim relief including, but not limited to, temporary restraining orders and preliminary injunctions, in any court with jurisdiction for the purpose of preventing serious and irreparable injury. The Parties may not seek interim relief as a means to avoid or stay arbitration.

21.0 INSURANCE

21.1 Required Insurance. During the entire term of this Agreement, ISG shall maintain the following types of insurance with limits of liability not less than those shown below:

         21.1.1 Workers' Compensation insurance to cover obligations imposed by applicable federal and state statutes and employer's liability insurance with a minimum limit of $1,000,000.

         21.1.2 Commercial general liability insurance with a minimum combined single limits of $1,000,000 each occurrence. The policy shall include coverage for bodily injury liability, property damage liability, personal injury liability, contractual liability assumed under this Agreement or other associated contracts, owner's and contractor's protective liability, and broad form property damage. The policy shall contain a severability of interests provision.

         21.1.3 Comprehensive automobile liability insurance with a combined single limit for bodily injury and property damage of not less than $1,000,000 each occurrence with respect to

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ISG's vehicles, whether owned, hired or non-owned, assigned to or used in the performance of work under this Agreement.

         21.1.4 Motor Carrier insurance provided by subcontractors of ISG used for the hauling of limestone, ash or other byproducts on behalf of ISG with a limit of $1,000,000 unless otherwise required by law. Coverage shall be provided for anyone liable for the conduct of the subcontractor but only to the extent of that liability.

21.2 SRP as Additional Insured- The policies provided for in this Agreement, except for the worker's compensation insurance, shall be endorsed to include SRP, members of its governing bodies, its officers, agents and employees as additional insureds, and shall stipulate that the insurance is the primary insurance and that any insurance carried by SRP, members or its governing bodies, its officers, agents and employees is excess and not contributory insurance.

21.3 Waiver of Subrogation. ISG shall waive and require its insurers providing the required coverage to waive all rights of subrogation against SRP, members of its governing bodies, its officers, agents and employees.

21.4 Certificates of Insurance. Prior to commencing any work, ISG shall furnish SRP with Certificates of Insurance as evidence that policies providing the required coverage, conditions and limits are effective. The certificates must provide that notice shall be sent directly to the SRP Operating Representative at least 30 days in advance of cancellation, termination or alteration.

21.5 Insurance for Subcontractors. If ISG subcontracts any part of the work, services, or operations awarded to ISG under this Agreement as provided in Paragraph 32.0, other than for the transportation of limestone, Ash or Other Byproducts, or for emergency repairs of equipment necessary for normal business activities, then ISG shall require its subcontractor(s) to purchase and maintain, for the benefit of SRP at all times during the performance of the work under this Agreement: (a) Workers' Compensation coverage, as required by law;
(b) an Owner's and Contractor's Protective Liability insurance policy for bodily injury and property damage with a minimum limit of ONE MILLION DOLLARS ($1,000,000) each occurrence; and (c) comprehensive automobile liability insurance with a combined single limit for bodily injury and


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property damage of not less than ONE MILLION DOLLARS ($1,000,000) each occurrence with respect to Subcontractor's vehicles, whether owned, hired or non-owned, assigned to or used in the performance of work under this Agreement. In addition, if a subcontractor is constructing a structure at NGS, ISG shall require "all risk" builders' risk insurance coverage for the work including the interest of SRP, with limits adequate to cover the value of the work installed and items while in transit and while stored at the jobsite, and with coverage from the time the work is commenced until acceptance. If ISG does not require a subcontractor to maintain the insurance required by this Paragraph, ISG shall closely supervise the subcontractor and ensure that the subcontractor meets all statutory requirements for subcontractors, follows all plant procedures, complies with all legal requirements including the requirements of OSHA, and adheres to all applicable requirements of this Agreement.

21.6 Certified Copies. SRP may request and receive certified copies, at its expense, of any of the policies or endorsements.

22.0 NAVAJO NATION ECONOMIC DEVELOPMENT

         SRP and ISG agree that as opportunities related to ISG's sale and marketing of Ash and Other Byproducts become available, the Parties will cooperate with each other to advance the interests of the Navajo Nation and community through Navajo Nation economic development projects. This Paragraph is not intended to, and may not be construed to, confer upon or give to the Navajo Nation or any individual Navajo Indian any rights or remedies under or by reason of this Agreement.

23.0 INDIAN PREFERENCE AND EQUAL OPPORTUNITY

23.1 Preference. When performing services at NGS, ISG shall give preference in employment, to the extent allowed by law, to Qualified Local Navajo Indians, in accordance with SRP's policy. For purposes of this Subparagraph, "Local Navajo Indians" means members of the Navajo Tribe having an assigned census number, and "Qualified" means meeting the general employment requirements as well as the specific job descriptions of ISG. If sufficient local Navajo labor is not available or the quality of available labor is not acceptable, ISG may


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then employ other labor to meet the requirements of the job. ISG shall incorporate the terms, covenants and conditions of this Paragraph 23.0 into all of ISG's subcontracts, and enforce them. 23.2 Record keeping. ISG shall maintain proper documentation of all recruiting, hiring and employment activities associated with Navajo preference. ISG shall provide to SRP a quarterly report on the number and percentage of local Navajos employed on the project at the commencement of the project, and as frequently thereafter as instructed by SRP.

23.3 Minimum Wage Scale. ISG shall adhere to the minimum wage scale that has been established for work being performed at NGS. The minimum wage scale is attached as Exhibit E.

23.4 Equal Opportunity. To the extent applicable, the Equal Opportunity Clause provided for in the Regulations issued under Executive Order 11246; the Affirmative Action Clause for Handicapped Workers provided for in the Regulations issued under the Rehabilitation Act of 1973; and the Affirmative Action Clause for Disabled Veterans and Veterans of the Vietnam era provided for in the Regulations issued under the Vietnam Veterans Adjustment Act of 1974, are incorporated by this reference. The provisions of this Paragraph 23.0 must be included in any subcontract unless exempted therefrom.

24.0 ARCHAEOLOGICAL RESOURCE PROTECTION

24.1 SRP Notice. SRP shall advise ISG of any archaeological sites known to be present at NGS, and of the status and schedule for excavation or removal, so that ISG can make any necessary or appropriate provisions in its work.

24.2 ISG Discovery. If ISG discovers any archeological site at NGS, ISG shall immediately stop working, inform SRP, and cooperate in performing any archeological measures required by SRP's policy and federal statutes. Any archeological measures that result in costs to ISG must be treated as changes in the Scope of Work. ISG shall make reasonable efforts to prohibit the collection of artifacts on or near NGS.

25.0 NON-WAIVER



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         Failure of either Party to insist upon strict performance of any of the terms and conditions hereof, or failure to or delay in the exercise of any rights or remedies provided in this Agreement or by law, or failure to properly notify the other Party in the event of a breach, or the acceptance of any payment provided for in this Agreement, or approval of any design, does not release the other Party from any warranties or obligations and is not deemed to be either a waiver of any rights of a Party to insist upon strict performance hereof or a waiver of any rights or remedies hereof. The single or partial exercise by either Party of any right hereunder does not preclude or prejudice any other or further exercise thereof or the exercise of any other right.

26.0 COMPLETE AGREEMENT

         The Recitals set forth in Paragraph 2.0 hereof are specifically incorporated in and constitute part of this Agreement. This Agreement and the Exhibits constitute the entire agreement between ISG and SRP. No other terms or conditions, or prior negotiations, representations or agreements are binding upon either of the Parties unless accepted by both Parties in writing or identified in this Agreement.

27.0 PAYROLL TAXES

         ISG is fully and exclusively liable for payment of all contributions, taxes and assessments for unemployment insurance, old age retirement, and survivor's insurance annuities and pensions now or hereafter imposed by the United States or any state, or any political subdivision, agency or department of either, measured by or resulting from wages, salaries, or other remuneration paid to persons employed by ISG.

28.0 NOTICES AND REPRESENTATIVES

28.1 Notices. All notices required or permitted by this Agreement must be in writing, and may be delivered to the other Party by hand delivery, certified mail, telex, Telecopy, or telegraph. Notice shall be deemed served on the date of mailing, delivery, or, where applicable, on the date sent by telex, telecopy or telegraph. Notices shall be addressed to the Parties at the addresses specified below or to other addresses that the Parties may from time to time designate:

          SRP:                                      ISG:




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SRP-Navajo Generating Station                         ISG Resources, Inc.
6 Miles East on State Highway 98                      136 East South Temple
P.O. Box 850                                          Suite 1300
Page, Arizona 86040                                   Salt Lake City, Utah 84111
Attn: Michael A. Woods                                Attn: General Counsel
Voice (928) 645-6242                                  Voice (801) 236-9704
Fax No (928) 645-7298                                 Fax No. (801) 236-9791

                                                      And:

                                                      ISG Resources, Inc
                                                      Attn: V.P. Western Region
                                                      950 Andover Park East
                                                      Suite 24
                                                      Tukwila, Washington 98188
                                                      Voice (206) 394-1364
                                                      Fax No. (206) 394-1366


28.2 Executive and Operating Representatives.

         28.2.1 Selection. Each Party shall have one Operating Representative, one Alternate Operating Representative, and one Executive Representative to administer this Agreement, oversee performance of the Parties, and negotiate renewals or revisions as necessary.

                  28.2.1.1 Executive Representative.

                           A. The initial Executive Representatives are:

                           SRP
                           Glen Reeves
                           Voice (602) 236-4310
                           Fax No. (602) 236-3809

                           ISG
                           R Steve Creamer
                           Voice (801) 236-9700
                           Fax No. (801) 236-9730

                           B. The Executive Representatives' duties shall
                  include:

                    * Attempting to resolve any issue referred to them by either Party's Operating Representative.
                    * Coordinating with their respective Boards of Directors as required or needed for the Parties to expand or revise their business relationship.
                    * Negotiating, in at least three discussions or meetings, to attempt to resolve any dispute as a prerequisite to filing of a request for arbitration or any other legal remedy.


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                    *      Reviewing any request for arbitration, and approving
                           a request by a Party that has satisfied the prerequisites under this Agreement.

                  28.2.1.2 Operating Representatives.

                           A. The initial Operating Representatives are:

                           SRP                            ISG
                           Michael A. Woods               Clinton Kurtz
                           Voice (928) 645-6242           Voice (206) 394-1364
                           Fax No. (928) 645-7298         Fax No. (206) 394-1366

                           B. The Operating Representatives' duties shall
                  include:

                     *      Administering the Agreement.
                     *      Resolving billing disputes.
                     *      Interpreting scale issues.
                     *      Creating and implementing addendum or other
                            Agreements.
                     * Administering and approving purchase orders or provisions for other services.
                     *      Negotiating renewal or revision of the Agreement.
                     *      Assisting and coordinating with the other Party.
                     *      Coordinating arbitration.
                     *      Handling issues involving third parties.
                     * Handling other issues required by the Agreement or approved by the Executive Representative.

                  28.2.1.3 Alternate Operating Representatives.

                           A. The initial Alternate Operating Representatives
                  are:

                           SRP                            ISG
                           Scott D. Kyle                  Chip Everest
                           Voice (928) 645-6482           Voice (801) 236-9700
                           Fax No. (928) 645-6234         Fax No. (801) 236-9730

                           B. The Alternate Operating Representatives' duties
                  shall include:

                     *      Serving as a secondary contact for the other Party.
                     * Participating in discussions, written exchanges, and problem solving.
                     * Signing when the Primary Operating Representative is absent, but officially required notices may only be sent to the Alternate Operating Representative as a courtesy copy.



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         28.2.2. Change of Representatives. The Executive Representative,
Operating Representative or Alternate Operating Representative may be changed by written notice at any time during the Agreement.

29.0 CONFIDENTIALITY

         To the fullest extent permitted by law, each Party shall retain in confidence the contents of this Agreement and any information obtained as a result of negotiation and performance of this agreement that either Party identifies in writing to the other as being proprietary and confidential in nature.

30.0 SEVERABILITY

         If any part of this Agreement is unenforceable, the unenforceability does not extend beyond the part affected. The rest of the Agreement is effective, and is binding upon the Parties.

31.0 SUCCESSORS AND ASSIGNS

         If SRP consents in writing, ISG may assign its rights or delegate its duties under this Agreement to a parent, subsidiary, affiliate company, or a successor by merger, acquisition, or consolidation, provided that the assignee or delegatee assumes in writing all of ISG's obligations.

32.0 SUBCONTRACTS

         If SRP consents in writing, ISG may subcontract with third parties to perform any of ISG's duties under this Agreement, provided that the subcontractor agrees in writing to abide by all of the terms and conditions of this agreement that are applicable to the duty. ISG shall submit the final written agreement between ISG and ISG's subcontractor to SRP for review and approval.

33.0 GOVERNING LAW AND VENUE

         This Agreement shall be governed by and construed according to the laws of the State of Arizona. Any action or proceeding relating to this Agreement shall be commenced and prosecuted in a state court or federal court with appropriate jurisdiction located in Maricopa County, Arizona.

34.0 ATTORNEYS' FEES


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         If it becomes necessary for either Party to employ an attorney to enforce compliance with the terms and conditions of this Agreement, the Party, if successful in enforcing its rights, shall be entitled to reimbursements from the other Party for reasonable attorneys' fees, as determined by the court or arbitrator, and costs and expenses incurred in such enforcement.

35.0 HEADINGS

         Headings are used in this Agreement for convenience of reference only and shall be given no weight in the interpretation of this Agreement.


         IN WITNESS WHEREOF this Agreement has been duly executed by the Parties as of the date first above written.



SALT RIVER PROJECT                             ISG RESOURCES, INC.


By: /s/ David G. Areghini                      By:   /s/ Clinton A. Kurtz
--------------------------                     ---------------------------------
Its: Associate Gen. Mgr.                       Its: Vice President - West Region



APPROVED AS TO FORM: /s/ Karen S. Gaylord Salmon Lewis & Weldon, PLC Oct. 14, 02

                               SRP Legal Services
                                Counsel for SRP











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